Exhibit 23.8

CONSENT OF DENNIS C. HIRSCHFELD

Hirschfeld Industries, Inc., a Delaware corporation (the “Company”), intends to file a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the initial public offering of its common stock.  In connection therewith, the undersigned hereby (i) consents to serve as a director of the Company if appointed or elected to such position, (ii) consents to being named in the Registration Statement (and any amendments or supplements thereto) as a director nominee or director, as the case may be, and (iii) acknowledges that he has reviewed his biographical information set forth under the heading “Management” in the prospectus, which forms a part of the Registration Statement.

Dated: November 16, 2009	By:	/s/ Dennis C. Hirschfeld
Dennis C. Hirschfeld